EXHIBIT 23.2



                         CONSENT OF INDEPENDENT ACCOUNTS



We consent to the incorporation by reference in the registration statement of Vermont Financial Services Corp. on Form S-8 dated June 12, 1998 of our report, dated January 21, 1997, on our audits of the consolidated financial statements of Vermont Financial Services Corp. and subsidiaries as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."

/s/ COOPERS & LYBRAND L.L.P.


Springfield, Massachusetts
June 12, 1998